                                                                   EXHIBIT 4.1




                           DEFERRED COMPENSATION PLAN
                               FOR MEMBERS OF THE
                               BOARD OF DIRECTORS
                                       OF
                                 AMAX GOLD INC.



Effective July 1, 1988

                               TABLE OF CONTENTS
                               -----------------


                                                                     Page
                                                                     ----
ARTICLE I - DEFINITIONS
     Section 1.01.  Title                                               1
     Section 1.02.  Definitions                                         1

ARTICLE II - PARTICIPATION
     Section 2.01.  Plan is Voluntary                                   3
     Section 2.02.  Filing of Application                               3
     Section 2.03.  Designation of Beneficiary                          4

ARTICLE III - ACCRUAL OF BENEFITS
     Section 3.01.  Deferred Compensation                               5
     Section 3.02.  Earnings                                            5
     Section 3.03.  Vesting                                             6

ARTICLE IV - DISTRIBUTION OF BENEFITS
     Section 4.01.  Time of Distribution                                7
     Section 4.02.  Payment Upon Death                                  7
     Section 4.03.  Methods of Payment                                  7

ARTICLE V - THE ADMINISTRATOR
     Section 5.01.  Appointment                                         8
     Section 5.02.  Rights and Duties                                   8
     Section 5.03.  Annual Reports                                      9
     Section 5.04.  Information                                         9
     Section 5.05.  Compensation, Indemnity
                       and Liability                                    9

ARTICLE VI - AMENDMENT AND DISCONTINUANCE
     Section 6.01.  Amendments                                         10
     Section 6.02.  Discontinuance of Plan                             10

ARTICLE VII - MISCELLANEOUS
     Section 7.01.  No Interest in Assets                              11
     Section 7.02.  Restriction Against Assignment                     11
     Section 7.03.  Receipt of Release                                 12
     Section 7.04.  Payment on Behalf of Minor                         12
     Section 7.05.  Forfeiture                                         12
     Section 7.06.  Withholding                                        13
     Section 7.07.  New York Law Governs                               13
     Section 7.08.  Headings No Part of Agreement                      13
     Section 7.09.  Gender                                             13
     Section 7.10.  Successors and Assigns                             13

                         DEFERRED COMPENSATION PLAN
                             FOR MEMBERS OF THE
                    BOARD OF DIRECTORS OF AMAX GOLD INC.


        THIS AGREEMENT evidences the terms of a deferred compensation plan for members of the Board of Directors of Amax Gold Inc.


                            W I T N E S S E T H:
                            -------------------


                                  ARTICLE I

                                 DEFINITIONS
                                 -----------

Section 1.01. Title
              -----

     This plan shall be known as the "Deferred Compensation Plan for Members of the Board of Directors of Amax Gold Inc.," as now adopted or hereafter amended.

Section 1.02. Definitions
              -----------

     Whenever the following terms are used herein, with the first letter capitalized, they shall have the meanings specified below:

     "Account" shall mean the account maintained by the Administrator for each Participant which is to be credited, as hereinafter set forth, with Stock equal in value to the amount of the Participant's Compensation which is deferred pursuant to this Plan, together with the earnings thereon as provided for herein.

     "Administrator" shall mean the individual appointed by the Board of Directors to administer the Plan.

     "Anniversary Date" shall mean the 31st day of December in each year, the first Anniversary Date to be December 31, 1988.

     "Beneficiary" or "Beneficiaries" shall mean the person or persons (including, without limitation, any trustee) last designated by a Participant to receive the benefits specified hereunder in the event of the Participant's death or, if there is no designated Beneficiary or surviving Beneficiary, the Participant's estate.

     "Board of Directors" means the Board of Directors of Amax Gold Inc.

     "Board Member" shall mean a member of the Board of Directors who is not an employee of the Company, its parent or its subsidiaries.

     "Company" shall mean Amax Gold Inc.

     "Compensation" shall mean for any Plan Year all retainer, meeting and committee fees payable to a Board Member for service on the Board of Directors, before any reduction pursuant to this Plan.

     "Effective Date" shall mean July 1, 1988.

     "Participant" shall mean any Board Member who actually participates in this Plan in any Plan Year and who is entitled to a benefit hereunder.

     "Plan Year" shall mean each year beginning on the first day of January and ending on the 31st day of December, except that the first Plan Year will be the period beginning on July 1, 1988 and ending December 31, 1988.

     "Stock" shall mean Amax Gold Inc. Common Stock, par value $0.01 per share.

                                 ARTICLE II

                                PARTICIPATION
                                -------------

Section 2.01. Plan is Voluntary
              -----------------

     Participation in the Plan is voluntary.

Section 2.02. Filing of Application
              ---------------------

     To participate in the Plan for any Plan Year, a Board Member must file a written application with the Administrator no later than the December 1 immediately preceding such Plan Year, except that for the first Plan Year such application shall be filed no later than June 1, 1988. The Administrator shall notify each Board Member of his prospective eligibility to participate in the Plan at least ten (10) days prior to the time such application must be filed. Notwithstanding the foregoing, the Administrator may, in his sole and absolute discretion, accept such an application filed after such December 1 if, in his judgment, the Board Member's failure to file prior to said date was due to reasonable cause, but in no event may such application be filed after the December 31 preceding the Plan Year of participation unless it is an application of a Board Member who was not a Board Member as of such December 31, in which case an application must be filed within 30 days of the date the individual becomes a Board Member. The application for participation shall signify the Board Member's acceptance of the benefits and terms of the Plan and state the portion of his Compensation that he elects to defer and the time when the Board Member desires distribution of his benefits under the Plan. An election to defer compensation may be revoked or changed for future Plan Years if such revocation or change is made at least 30 days prior to the beginning of the Plan Year to which it relates.

Section 2.03. Designation of Beneficiary
              --------------------------

     Upon forms provided by the Administrator, each Participant shall designate the Beneficiary or Beneficiaries to receive the amount distributable in the event of such Participant's death. A Participant may from time to time change the designated Beneficiary or Beneficiaries, without the consent of such Beneficiary or Beneficiaries, by filing a new designation in writing with the Administrator. The spouse of a Participant shall join in any designation of the Beneficiary or Beneficiaries other than such spouse. The Company and the Administrator may rely upon the Beneficiary designation last filed in accordance with the terms of the Plan.

                                 ARTICLE III

                             ACCRUAL OF BENEFITS
                             -------------------

Section 3.01. Deferred Compensation
              ---------------------

     Each Board Member who elects to participate in this Plan for any Plan Year must irrevocably elect to defer the receipt of all or a specified percentage of his Compensation in accordance with the terms of Section 2.02. Said amount shall be credited to such Board Member's Account in accordance with Section 3.02 and shall be paid in accordance with Article IV.

Section 3.02. Earnings
              --------

     The amount of Compensation that each Participant elects to defer under this Plan shall increase or decrease in value during the period of deferral based on the market price of Stock. On the date the Plan is credited with the deferred Compensation of a Participant (which shall be the same date the Participant would have received such Compensation had a deferral election not then been in effect) the Participant's Account shall be credited with a number of shares of Stock (including fractions) having a value equal to the amount of the Participant's Compensation deferred on that date. The value of Stock shall be determined using the closing market price of the Stock on the Composite Tape of the New York Stock Exchange for that date. If the Composite Tape is not operating on such date, or Stock is not traded there on such date, the value shall be computed using the closing price on the next preceding business day on which such Stock was traded thereon.

     Whenever dividends are paid with respect to shares of Stock, each Participant's Account shall be credited with additional shares of Stock (including fractions) equal in value to the amount of the dividend paid on a single share of Stock multiplied by the number of shares of Stock (including fractions) credited to a Participant's Account as of the date of record for dividend purposes. For purposes of crediting dividends, the value of Stock shall be determined as of the day dividends are actually paid on Stock and in the same manner as is used for crediting deferred Compensation to Accounts.

     The amount of Stock in each Participant's Account shall be appropriately adjusted and modified upon the occurrence of any stock split, reverse stock split, stock dividend, or stock consolidation. In the event of an acquisition of the Company, the Board of Directors shall have the authority to amend the Plan to provide for conversion of Stock credited to Participants' Accounts into stock of the acquiring company (or a related company), if such stock is publicly traded, or, if not, into cash of equal value on the date of acquisition. If cash is credited to Participants' Accounts, income shall be credited thereto from the date of acquisition to the date of distribution at the base rate of Citibank, N.A., as in effect from time to time during such period. If publicly traded stock of the acquiring company (or a related company) is credited to Participants' Accounts, dividends shall be credited thereto in the same manner as dividends are credited on Stock credited to Accounts. Notwithstanding Section 4.03, if cash or such publicly traded stock is credited to Participants' Accounts, distribution shall be in the medium credited to Participants' Accounts.

Section 3.03. Vesting
              -------

     The interest of each Participant in any benefit accrued hereunder shall be fully vested and non-forfeitable at all times.

                                 ARTICLE IV

                          DISTRIBUTION OF BENEFITS
                          ------------------------

Section 4.01. Time of Distribution
              --------------------

     A Participant may elect to have the balance of his Account distributed to him (i) as soon as reasonably possible after the Participant ceases to be a Board Member, or (ii) on the January 1 occurring a stated number of years after the Participant ceases to be a Board Member. Such an election shall be made on the application filed pursuant to Section 2.02 and shall be irrevocable once made.

Section 4.02. Payment Upon Death
              ------------------

     Notwithstanding any election under Section 4.01, if a Participant dies prior to distribution of his Account, the balance of the credit of the Participants' Account as of the date of death shall be paid, as soon as reasonably possible thereafter, to the Participant's Beneficiary or Beneficiaries.

Section 4.03. Methods of Payment
              ------------------

     All distributions under the Plan shall be in the form of a single lump sum. Each such lump sum shall consist of shares of Stock equal to the number of whole shares of Stock credited to the Participant's Account on the date as of which the distribution occurs and a cash payment for any fraction of a share. Each Participant, or Beneficiary, agrees that prior to distribution of any benefit under the Plan, he will make such representations and execute such documents as are deemed by the Administrator necessary to comply with applicable securities laws.

                                  ARTICLE V

                              THE ADMINISTRATOR
                              -----------------

Section 5.01. Appointment
              -----------

     An Administrator shall be appointed by the Board of Directors to administer the Plan as provided herein.

Section 5.02. Rights and Duties
              -----------------

     The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish those purposes including, but not by way of limitation, the following:

    (a) to compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries;

    (b) to maintain or to designate any person or entity to maintain all the necessary records for the administration of the Plan;

    (c) to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof; and

    (d) to provide for disclosure of such information and filing or provision of such reports and statements to Participants or Beneficiaries under the Plan as the Administrator deems appropriate.

All action of the Administrator shall be conclusive on all persons interested in the Plan except to the extent otherwise specifically indicated herein. The Administrator may appoint a Plan administrator and agents and delegate thereto such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe.

Section 5.03. Annual Reports
              --------------

     The Administrator shall furnish each Participant with an annual report indicating the number of shares of Stock credited to his Account as of the end of the preceding calendar year.

Section 5.04. Information
              -----------

     To enable the Administrator to perform his functions, the Company shall supply full and timely information to the Administrator on all matters relating to the compensation of all Participants, their status as Board Members, their contributions and such other pertinent facts as the Administrator may require.

Section 5.05. Compensation, Indemnity and Liability
              -------------------------------------

     The Administrator shall serve without bond, except as otherwise required by law, and without compensation for his services hereunder. All expenses of the Administrator shall be paid by the Company and the Company shall furnish the Administrator with such clerical and other assistance as is necessary in the performance of his duties.

     The Administrator shall not be liable for any act or omission on his part, excepting only his own willful misconduct or gross negligence. The Company shall indemnify and save harmless the Administrator against any and all expenses and liabilities arising out of his administration of the Plan, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence.

                                 ARTICLE VI

                        AMENDMENT AND DISCONTINUANCE
                        ----------------------------

Section 6.01. Amendments
              ----------

     The Board of Directors shall have the right to amend the Plan from time to time and to amend or cancel any amendments; provided, however, that no amendment shall reduce any amount already credited to a Participant's Account as of the effective date of such amendment.

Section 6.02. Discontinuance of Plan
              ----------------------

     It is the expectation of the Company that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Company and the right is reserved by the Company at any time to reduce, suspend or discontinue the Plan; provided, however, the Company shall in no event have the power to reduce the amount already credited to a Participant's Account as of the effective date of any such reduction, suspension or discontinuance, nor to discontinue the crediting of earnings on such amounts subsequent to said date. In the event of a reduction, suspension or discontinuance of the Plan, the payment of benefits accrued hereunder shall continue to be made in accordance with the provisions of the Plan.

                                 ARTICLE VII

                                MISCELLANEOUS
                                -------------

Section 7.01. No Interest in Assets
              ---------------------

     No Participant, Beneficiary or any other person shall have any interest in any shares of Stock credited to a Participant's Account or in any specific asset of the Company by reason of any amount credited to him hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. There shall be no funding of any benefits which may become payable hereunder. No trust shall be created in connection with or by the execution or adoption of this Plan. Any benefits which become payable hereunder shall be paid from the general assets of the Company. Nothing in the Plan shall be deemed to give any Board Member any right to participate in the Plan, except in accordance with the provisions of the Plan.

Section 7.02. Restriction Against Assignment
              ------------------------------

   The Company shall pay all amounts payable hereunder only to the person or persons designated in accordance with the Plan and not to any other person or corporation. No part of a Participant's Account shall be liable for the debts, contracts or engagements of any Participant, his Beneficiaries or successors in interest, nor shall it be subject to execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

Section 7.03. Receipt of Release
              ------------------

     Any payment to any Participant or his Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrator and the Company and the Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

Section 7.04. Payment on Behalf of Minor
              --------------------------

     In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator, in his sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrator and the Company.

Section 7.05. Forfeiture
              ----------

     Any payment or distribution to a Participant under the Plan which is not claimed by the Participant, Beneficiary or other person entitled thereto within three years after becoming payable shall be forfeited and cancelled and shall remain with the Company and no other person shall have any right thereto or interest therein. The Company shall not have any duty to give notice that amounts are payable under the Plan to any person other than the Participant and the designated Beneficiary or Beneficiaries.

Section 7.06. Withholding
              -----------

     The Company may deduct from the amount of all distributions under the Plan any taxes required to be withheld by the Federal or any State or local government.

Section 7.07. New York Law Governs
              --------------------

     This Plan shall be construed, regulated and administered under the laws of the State of New York.

Section 7.08. Headings No Part of Agreement
              -----------------------------

     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

Section 7.09. Gender
              ------

     The masculine gender as used herein includes the feminine gender.

Section 7.10. Successors and Assigns
              ----------------------

     This Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

Executed at Golden, Colorado on this  18th  day of May, 1988.
                                     ------

                               Amax Gold Inc.



                               By  /s/ Paul S. Hemschoot, Jr.
                                 ----------------------------
                               Its  Secretary
                                  ---------------------------